     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                             SIDEWARE SYSTEMS INC.

             (Exact name of Registrant as specified in its charter)

   BRITISH COLUMBIA, CANADA                7372
 (State or other Jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
incorporation or organization)  Classification Code Number)

               930 WEST FIRST STREET, SUITE 102, NORTH VANCOUVER,
                        BRITISH COLUMBIA, CANADA V7P 3N4
                            TELEPHONE (604) 988-0440

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           NATIONAL REGISTERED AGENT
                         1090 VERMONT AVENUE, SUITE 910
                             WASHINGTON, D.C. 20005
                            TELEPHONE (202) 371-8090

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

               GRANT SUTHERLAND, CHAIRMAN, SIDEWARE SYSTEMS INC.

                            1600 - 777 Dunsmuir St.,
                            Vancouver, B.C. V7Y 1K4
                    Tel: (604) 688-0047; Fax: (604) 688-0094
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
    SECURITIES TO BE REGISTERED       BE REGISTERED(1)       PER SHARE(2)       OFFERING PRICE(2)    REGISTRATION FEE
Common Shares......................       5,000,000              $5.00             $25,000,000           $6,600.00

(1) Pursuant to Rule 416, this Registration Statement shall be deemed to cover an indeterminate number of additional common shares in the event the number of outstanding shares of Sideware Systems Inc. is increased by stock split, stock dividend and/or similar transactions.

(2) Pursuant to Rule 457(c), the proposed maximum offering price per common share and the proposed maximum aggregate offer price have been calculated on the basis of $5.00 per share, the average of the high and low prices reported in the OTC Bulletin Board as of April 14, 2000

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION DATED APRIL 18, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                             SIDEWARE SYSTEMS INC.

                            5,000,000 COMMON SHARES

                               ------------------

    This is an offering of up to 5,000,000 common shares of Sideware
Systems Inc., a Canadian corporation, by the persons named in this prospectus as selling shareholders. Of these shares:

    - 2,500,000 shares were issued to the selling shareholders in a private placement which we completed in January 2000.

    - 2,500,000 shares are issuable upon the exercise of warrants issued in the private placement.

    Our common shares trade on the Canadian Venture Exchange under the symbol "SYD.U" and through the OTC-Bulletin Board under the symbol "SWDSF." The closing prices reported for our common shares on the Canadian Venture Exchange and the OTC Bulletin Board on April 14, 2000 were US$4.31 and US$4.50, respectively.

    The selling shareholders will control the number of shares offered for sale. The selling shareholders are not required to sell all, or any, of the shares. The selling shareholders will also control how the shares are offered for sale. The selling shareholders may sell the shares either through the Canadian Venture Exchange or the OTC-Bulletin Board, or in private sales at negotiated prices. The selling shareholders may also enter into underwriting agreements, and may pay underwriting discounts or commissions. The selling shareholders will control the prices at which the shares are offered, and can reject any proposed purchaser.

    INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

                            ------------------------

                 The date of this prospectus is April 14, 2000

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common shares are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate after the date of the document.

                             ADDITIONAL INFORMATION

    We are subject to the reporting requirements of the Securities Exchange Act of 1934 as a foreign private issuer, as defined in Rule 3b-4 of the Exchange Act. In accordance with those requirements, we file annual reports on Form 20-F, reports on Form 6-K, and other information with the Securities and Exchange Commission. The reports and other information we file can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048. You can obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains reports and other information that we file electronically. The address of the web site is HTTP://WWW.SEC.GOV.

                             INCORPORATED DOCUMENTS

    The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed with the Commission. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by this prospectus.

    We incorporate by reference into this prospectus our annual report on Form 20-F, as filed with the Commission on April 4, 2000.

    All subsequent annual reports which we file on Form 20-F, Form 40-F, or Form 10-K, and any subsequent filings we make on Form 10-Q or Form 8-K, shall be deemed to be incorporated by reference into this prospectus.

    We may incorporate by reference subsequent filings on Form 6-K by identifying in such Forms that they are being incorporated by reference into this prospectus.

    We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus, but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to Grant Sutherland, Chairman, Sideware Systems Inc., 1600 Dunsmuir Street, Suite 1600, Vancouver, British Columbia, Canada V7Y 1K4. Our telephone number at that location is
(604) 688-0047. Our corporate web site address is www.sideware.com. The information on our web site is not intended to be a part of this prospectus.

                        ENFORCEMENT OF CIVIL LIABILITIES

    Sideware Systems Inc. is a Canadian company and many of our assets are located outside the United States. In addition:

    - some of our directors and officers are residents of Canada;

    - some or all of the experts named in this registration statement are residents of Canada; and

    - all or a substantial portion of the assets of those parties may be located outside the United States.

    As a result, investors may not be able to:

    - enforce civil liabilities created by federal securities laws of the United States against us, or against the other parties listed above;

    - effect service of process within the United States on the parties listed above; or

    - realize in the United States on judgments of courts of the United States.

    There is also doubt as to whether Canadian courts will enforce liabilities created by United States federal securities laws, or judgments of United States courts based on those laws.

                               PROSPECTUS SUMMARY
                                  THE COMPANY

    We provide software which facilitates Internet commerce. Our principal product, Dr. Bean, allows companies operating e-commerce Web sites to open direct, real time communication with their customers over the Web. Dr. Bean thus gives e-commerce vendors the best of both worlds--the range and flexibility of the Internet combined with the personalised service of traditional marketing methods.

    The Internet is growing rapidly in importance as a medium for conducting business. In addition to retail trade, the Internet is becoming a centre of business-to-business commerce. International Data Corporation has projected that the total value of goods and services purchased over the Internet will grow from approximately $50 billion in 1998 to over $734 billion by 2002.

    We released the initial version of Dr. Bean in April 1999. In April 2000 we released Dr. Bean 3.2, our current version. Dr. Bean 3.2 contains features which perform a broad range of e-CRM (Electronic Customer Relations Management) functions.

    We have entered into marketing agreements with IBM which we believe will assist us in gaining market exposure, and in developing distribution channels for Dr. Bean. In addition, in July 1999 we initiated the Sideware Partner Program, to enlist value added resellers for Dr. Bean. We presently have over 20 value added resellers.

    We have a limited operating history, and have not yet generated material operating revenues. In addition, we operate in a highly competitive market. An investment in our shares is speculative and involves a high degree of risk. The principal risks affecting our business and securities are set out below under the heading "RISK FACTORS."

    Our executive offices are located at 931 West 1st Street, Suite 102, North Vancouver, British Columbia, Canada V7P 3N4, and our telephone number is
(604) 988-0440. Our world-wide web address is www.sideware.com.

                                  THE OFFERING

COMMON SHARES BEING OFFERED BY THE           Up to 5,000,000 common shares. 2,500,000 shares were issued
  SELLING SHAREHOLDERS:                      to the selling shareholders in private placement which we
                                             completed in January 2000. 2,500,000 shares are issuable
                                             upon the exercise of warrants issued to the selling
                                             shareholders in the private placement. The shares and share purchase warrants were issued to United States purchasers
                                             under exemptions from registration under the Securities Act of 1933, and to Canadian purchasers.

RISK FACTORS:                                An investment in our common shares is speculative and
                                             involves a high degree of risk. Before making an investment, you should read this entire prospectus, and the information incorporated in it by reference, carefully. You should also consider the information under the heading "Risk Factors", which begins on page 5.

USE OF PROCEEDS:                             We will not receive any proceeds from the sale of the common shares offered by the selling shareholders. To the extent
                                             that any of the warrants are exercised, we will receive the warrant exercise price. Proceeds from the exercise of
                                             warrants, if any, will be used for working capital purposes.

LISTING OR QUOTATION OF COMMON SHARES:       Our common shares currently trade on the Canadian Venture
                                             Exchange under the symbol "SYD.U" and quote on the OTC
                                             Bulletin Board under the symbol "SDWSF".

                                  RISK FACTORS

    INVESTMENT IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE PURCHASING OUR
COMMON SHARES.

BECAUSE WE DO NOT YET EARN SIGNIFICANT REVENUE, WE FACE A RISK THAT OUR BUSINESS WILL FAIL.

    We have never earned significant operating revenue. We have been dependent on equity financing to pay operating costs and to cover operating losses.

    We have sufficient cash to pay ongoing operating expenses, at their current level, for the balance of 2000, and for part of the first half of 2001. To continue operation beyond that we will have to generate operating revenue or raise additional capital. If we are unable to do so, we face a risk that our business will fail, and that we may be unable to continue in operation.

    Our audited financial statements include disclosure stating that there is substantial doubt about our ability to continue as a going concern. Our plans to deal with this issue are presented in the preceding paragraph, in our comments below, and in the documents that are incorporated by reference.

BECAUSE WE HAVE A LIMITED OPERATING AND SALES HISTORY, WE DO NOT HAVE A RELIABLE BASIS FOR PREDICTING THAT WE WILL EARN REVENUE IN THE FUTURE.

    We commenced operations under new management in May 1995. The first version of our principal product, Dr. Bean, was released in April 1999. Dr. Bean is a relatively new product, without an established user base. In addition, Dr. Bean is being offered in a new and rapidly changing market. The prospects for Dr. Bean are difficult to predict and may change rapidly and without warning. We have not at any time generated significant sales revenue from any of our products, including Dr. Bean, and we have incurred losses consistently since entering the field of software development.

    As a result of our limited operating and sales history, we have no assurance that we will earn substantial revenue in the future, nor any basis for predicting the level of any future revenues.

BECAUSE OF OUR LIMITED OPERATING AND SALES HISTORY, WE CANNOT MAKE RELIABLE PROJECTIONS OF OUR FUTURE OPERATING COSTS.

    We have recently increased our work force and operating costs substantially. In order to generate substantial sales revenue we may have to continue hiring additional personnel or incur substantial advertising costs. As a result of our lack of historical sales we cannot make reliable projections of the number of additional personnel we will require, the cost of employing those personnel, or the level of marketing and overhead expenses we will incur. We thus have no assurance that any revenue we earn will be sufficient to cover the cost of earning that revenue, or to generate operating profits.

BECAUSE WE LACK PROVEN DISTRIBUTION CHANNELS, WE MAY BE UNABLE TO REACH POTENTIAL CUSTOMERS FOR DR. BEAN.

    We presently plan to market Dr. Bean through two principal distribution channels, our direct sales force and value added resellers. To date, we have not generated significant sales revenue through either channel. Accordingly, we have no assurance that these methods of sale will be effective in reaching potential customers for Dr. Bean.

    If we do not achieve substantial revenue through our direct sales force, we may be dependent on value added resellers to sell our products. Failure to recruit a sufficient number of value added resellers, or failure of our value added resellers to market our products effectively, could prevent us from achieving substantial sales revenue.

BECAUSE OUR PRODUCTS ARE OFFERED IN AN EMERGING MARKET, THE POTENTIAL MARKET FOR OUR PRODUCTS IS UNCERTAIN.

    Our products address a new and emerging market for Web-based, interactive electronic business solutions. Therefore, our future success depends substantially upon the widespread adoption of the Web as a primary medium for commerce and business applications. The failure of this market to develop, or a delay in the development of this market, will have a material adverse effect on our business, financial condition and operating results.

    The Web has experienced, and is expected to continue to experience, significant user and traffic growth. This, at times, has caused user frustration with slow access and download times. The Web infrastructure may not be able to support the demands placed on it by the continued growth upon which our success depends.

    Moreover, important issues concerning the commercial use of the Web, such as security, reliability, cost, accessibility, and quality of service, remain unsolved and may negatively affect the growth of Web use or the attractiveness of business communication over the Web. There is also substantial uncertainty about how governments may attempt to regulate use of the Web in the future, or tax Web-based transactions. The imposition of new government regulations or taxes may impede use of the Web for business purposes, and impair the market for our products.

BECAUSE WE ARE NOT A LARGE COMPANY, WE MAY BE UNABLE TO COMPETE.

    The market for interactive Web-based electronic business solutions is highly competitive and rapidly changing. Many of our current and potential competitors have longer operating histories, greater name recognition, and substantially greater financial, technical, marketing, and other resources than we have. Our competitors may be able to expand and develop their technologies more quickly, to devote greater resources to the development and marketing of their products, or to respond more quickly to changing opportunities or technologies.

    In addition, we expect that new competitors will enter the market with competing products as the size and visibility of the market increases. We believe that barriers to entry in our market are relatively small. We also expect that competition will increase through software industry consolidations and formations of alliances among industry participants. Increased competition could result in pricing pressure, reduced margins, or the failure of our products to achieve or maintain market share.

    The market for computer software is also dominated by large corporations which have assets much greater than ours, and which might be able to develop software duplicating the features of our products at modest cost. We face a continual risk that market opportunities or product features which we intend to exploit can, within a short period of time, become dominated by much larger and wealthier corporations, rendering our products obsolete or non-competitive.

BECAUSE WE HAVE NOT ACHIEVED SIGNIFICANT SALES REVENUE IN THE PAST, WE MAY NOT HAVE ADEQUATE PERSONNEL OR SYSTEMS TO COPE WITH A RAPID INCREASE IN SALES.

    We could experience rapid growth in orders, sales, and revenue. We cannot assure that we will be able to manage the strains that future growth may place on our administrative infrastructure, systems, and controls.

    Qualified technical personnel are in great demand throughout the software industry. Increased sales of our products may require us to hire additional personnel to install and support our products. We may also be required to hire additional technical personnel to continue development of our products. Our success will depend, to a substantial degree, on our ability to attract, train, motivate, and retain qualified personnel. We have no assurance that we will be able to compete successfully in the job market, to attract or keep the qualified employees we need.

BECAUSE MUCH OF OUR WORK FORCE HAS BEEN HIRED RECENTLY, WE ARE VULNERABLE TO LOSS OF KEY EMPLOYEES.

    We have increased our work force substantially during the last six months. As a result, a substantial number of our employees are relatively new, and have worked together for only a short period of time.

    The success of our marketing efforts is substantially dependent on our President, the President of Sideware Corp., and our Executive Vice President/General Manager of US Operations. Continued development of our products and our technical work are substantially dependent on our President, our General Manager of e-business solutions, and our programmers.

    The departure of a single employee or a small number of employees could hurt our business. We cannot assure that we will be able to attract and retain qualified personnel on acceptable terms. We do not have key man insurance on any of our employees.

BECAUSE OUR BUSINESS IS DEPENDENT ON PROPRIETARY TECHNOLOGY, WE ARE VULNERABLE TO MISAPPROPRIATION OF OUR TECHNOLOGY.

    We rely heavily on our proprietary software technology. To protect our proprietary technology we rely on confidentiality agreements with key employees and third parties and on trade secret, trademark, and copyright laws. Although we attempt to maintain confidentiality of our software technology, we cannot assure that we have adequately protected our technology from misappropriation. In addition, others may attempt to "reverse engineer" our products in order to determine their method of operation and introduce competing products.

BECAUSE WE OPERATE IN A HIGH TECHNOLOGY FIELD, WE FACE A RISK OF INFRINGEMENT CLAIMS FROM OTHER COMPANIES.

    If any of our products violate third party proprietary rights we may be required to re-engineer our products or seek licenses from third parties. We have no reason to believe that any of our products infringe the proprietary rights of third parties. However, we do not conduct comprehensive patent searches to determine whether the technology used in our products infringes any third party patents.

    High tech markets are sometimes characterised by the existence of a large number of patents with broad, and questionable, application. As the market for our products develops, and the functionality of those products grows and overlaps with products offered by competitors, our products may become increasingly subject to infringement claims. Although we have no reason to believe that any of our products infringe the proprietary rights of third parties, there can be no assurance that infringement claims will not be asserted against us, or that such claims will not require us to enter into royalty arrangements or result in costly litigation.

BECAUSE OUR PRODUCTS INCORPORATE THIRD PARTY TECHNOLOGIES, WE MAY LOSE ACCESS TO REQUIRED TECHNOLOGY.

    Our Dr. Bean product incorporates software licensed from third parties. We have no reason to believe that our license rights in respect of that software will be terminated. However, we cannot assure that those license rights will continue to be available to us. Loss of those license rights would require us to license software performing similar functions from other parties, to develop software performing those functions independently, or to re-engineer our products to operate without the licensed software. This could result in interruptions or delays in our ability to sell or continue development of our products, or in loss of important features of our products.

BECAUSE OUR PRODUCTS ARE COMPLEX, THEY MAY CONTAIN UNKNOWN DEFECTS.

    Software products are complex. Our products may contain undetected errors, or bugs, which result in product failures. Our products may also be incompatible with other software or hardware used by a substantial number of our potential customers. Product performance failures could result in loss of revenues, loss of market share, failure to achieve market acceptance, or injury to our reputation.

    During the week of April 26, 1999, we implemented the initial version of Dr. Bean on IBM platforms, including principally the S390, AS400 and RS6000 platforms, and also the Windows NT, Linux and Sun Solaris operating systems, at IBM facilities. During the implementation and testing, the initial version of Dr. Bean operated successfully on the platforms and operating systems tested. However, neither the original version of Dr. Bean, nor modifications which have been added subsequently, have yet been in significant use under actual operating conditions. Accordingly, we have no assurance that Dr. Bean will operate free of material errors or defects.

    To the best of our knowledge, all of our products and internal systems are Year 2000 compliant. However, we are subject to the possibility of unknown Year 2000 problems affecting our products, our customers' systems, or our internal systems.

BECAUSE OUR PRODUCTS ARE COMPLEX, WE COULD INCUR SUBSTANTIAL COSTS AS A RESULT OF PRODUCT LIABILITY CLAIMS.

    If any of our products fail, a customer may assert a claim for substantial damages against us, regardless of whether we are responsible for the failure. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages.

    We currently carry limited insurance, which may not cover claims against us for financial losses, and which will not be sufficient in amount to cover large claims. In addition, there can be no assurance that any insurance coverage will be available in the future on reasonable terms, that insurance we purchase will be sufficient to cover any claims against us, or that insurers will not deny coverage with respect to any future claim.

BECAUSE OUR BUSINESS HAS NOT BEEN PROFITABLE, AND BECAUSE OUR SHARE PRICE HAS BEEN VOLATILE, WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL WE NEED.

    We may require additional capital to continue the development of our services and products, to pay the costs of marketing those products, or to cover operating losses until we are able to become profitable. As we have never earned operating profits, and as our share price has been volatile, we may not be able to raise the amount of capital we require.

    To raise additional capital we may have to issue additional shares, which may dilute the interests of existing shareholders substantially. Alternatively, we may have to borrow large sums, and assume obligations to make substantial interest and capital payments. We may also have to sell significant interests in some or all of our products. If we are able to raise additional capital, we cannot assure that it will be on terms that enhance the value of our common shares.

BECAUSE WE HAVE NON-ARM'S LENGTH AGREEMENTS WITH RELATED COMPANIES, GOVERNMENTS MAY CHALLENGE OUR TAX RETURNS.

    We are party to agreements with non-arm's length parties, including Sideware Corp. and Sideware International SRL, in jurisdictions outside Canada. We believe that these agreements have been implemented in accordance with taxation laws, regulations, treaties, and assessment practices prevailing in Canada, the United States, and the other jurisdictions involved. However, Canadian or U.S. taxation authorities may challenge the terms or tax effect of these agreements, and issue taxation assessments requiring us to pay additional income taxes beyond the amounts we consider to be owing. Such assessments could lead to tax liabilities substantially greater than we expect, or to duplicate tax liabilities in different jurisdictions on the same income.

BECAUSE WE SHARE CERTAIN COSTS WITH ANOTHER DEVELOPMENT STAGE COMPANY, OUR OPERATING COSTS COULD INCREASE IN THE FUTURE.

    We share some of our premises and personnel with BrainTech, Inc. BrainTech, Inc. is a public company whose shares trade on the OTC Bulletin Board. Grant Sutherland, Owen Jones, and James Speros, members of our board of directors, are also the directors of BrainTech, Inc. BrainTech, Inc. is a development stage company which has not achieved profitable operation.

    We currently share the cost of the common premises and personnel with BrainTech, Inc. However, there is no assurance that BrainTech, Inc. will be able to pay the portion of the costs for which it is responsible, with the result that our cash requirements to continue operation may increase substantially.

BECAUSE OF EXISTING LEGAL CLAIMS, WE FACE A RISK OF MATERIAL ADVERSE JUDGMENTS.

    We are presently involved in several court proceedings with former management. The principal court proceedings are described in the documents incorporated by reference in this prospectus. In those proceedings, claims totalling approximately $1.8 million have been advanced against us.

    We are prosecuting our claims and defending our position in all of the litigation proceedings. While we believe that our positions will be sustained, there is a risk of losing some of the court actions. The results could include substantial pecuniary judgments against us and the appointment of a receiver of our assets.

BECAUSE THE MARKET PRICE OF OUR COMMON SHARES HAS BEEN PARTICULARLY VOLATILE, INVESTORS IN OUR COMMON SHARES FACE A HIGH DEGREE OF MARKET RISK.

    The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies, particularly Web-related companies, have been extremely volatile, and have experienced price fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

    The price of our common shares has also experienced substantial fluctuations. Between January 1, 2000 and April 14, 2000 our share price has fluctuated between a high of US$25.50 and a low of US$3.50. The susceptibility of our stock price to fluctuation exposes purchasers of our stock to a high degree of risk.

    As we have not at any time announced material earnings, we believe that the fluctuations in our stock price have resulted primarily from market perceptions of the speculative value of our business opportunities. The price of our common shares could fall substantially if we do not generate future earnings that meet the expectations of investors.

BECAUSE OUR STOCK MAY BE SUBJECT TO "LOW PRICE STOCK" RULES, THE MARKET FOR OUR STOCK MAY BE LIMITED.

    The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price less than $5.00. The price of our stock has been volatile, and may be subject to those rules. The penny stock rules require broker-dealers to make a special suitability determination before selling our stock to investors who are not either regular customers or accredited investors. As a result, the potential market for our stock may be limited.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, and the other reports we have filed from time to time with the Securities and Exchange Commission, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates," and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

    Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements throughout this prospectus and the annual report we have incorporated by reference, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus, and the materials incorporated by reference into this prospectus.

    We cannot guarantee our future results, levels of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements.

    We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

    Except for exercise of warrants (as explained below), we will not receive any proceeds from sale of the shares offered pursuant to this prospectus. The selling shareholders will receive those proceeds.

    If any of the selling shareholders exercise their warrants, we will receive the exercise price of US$1.64 per share (for warrants exercised prior to December 14, 2000) or US$1.89 per share (for warrants exercised between December 14, 2000 and December 14, 2001). In the event that no warrants are exercised, we will not receive any proceeds from this offering.

    We will use funds received on the exercise of warrants, if any, for working capital and other corporate purposes.

                              SELLING SHAREHOLDERS

    The shares offered for sale pursuant to this prospectus consist of 2,500,000 shares which we issued on January 21, 2000 (the "Shares") and 2,500,000 shares (the "Warrant Shares") issuable upon the exercise of 2,500,000 share purchase warrants (the "Warrants"). Each Warrant entitles the holder to acquire one Warrant Share for a period of two years at a price of US$1.64 per share up to December 14, 2000 or US$1.89 per share up to December 14, 2001. The selling shareholders acquired the Shares and Warrants pursuant to a private placement of 2,500,000 units completed in January 2000. Each unit consisted of one Share and one Warrant. The price of the units was US$1.64 per unit. The Warrants are non-transferable.

    The selling shareholders may resell all, a portion, or none of the Shares and Warrant Shares. The table below sets forth with respect to each selling shareholder, based upon information available to us as of April 5, 2000, the number of common shares beneficially owned, the number of Shares and Warrant Shares registered by this prospectus, and the number and percent of outstanding common shares that will be owned after the completion of this offering (assuming that all of the Shares and Warrant Shares are sold).

                                             SHARES BENEFICIALLY                          SHARES BENEFICIALLY
                                               OWNED BEFORE THE       SHARES OFFERED        OWNED AFTER THE
                                                OFFERING(1)(2)      -------------------      OFFERING(1)(3)
                                             --------------------              WARRANT    --------------------
                                              SHARES     PERCENT     SHARES     SHARES     SHARES     PERCENT
                                             ---------   --------   --------   --------   ---------   --------
James Streit...............................    125,000        *      62,500     62,500       Nil           *
Andrew Fisher..............................  1,500,000     2.4%     750,000    750,000       Nil           *
Kevin J. Murray............................    125,000        *      62,500     62,500       Nil           *
Brian C. Pennington........................    625,000     1.0%     312,500    312,500       Nil           *
Joshua L. Mandell..........................    250,000        *     125,000    125,000       Nil           *
Jeffrey Rosenbluth.........................    333,334        *     166,667    166,667       Nil           *
Dennis Keegan..............................    225,000        *      62,500     62,500      100,000        *
Robert Stavis..............................    333,334        *     166,667    166,667       Nil           *
William Montgomery.........................    333,334        *     166,666    166,666       Nil           *
Frank Jordan...............................    125,000        *      62,500     62,500       Nil           *
Titan Investment Group, LLC................    365,990        *     182,925    182,925       Nil           *
MacroSoft eCommerce Partners(4)............    580,050        *      60,975     60,975      458,100        *
Reicher Capital Management.................    290,000        *     125,000    125,000       40,000        *
Erica Hughes...............................      7,200        *       3,600      3,600       Nil           *
Canaccord Capital Corp. ITF Erica Hughes...     20,000        *      10,000     10,000       Nil           *
Grant Sutherland(5)........................  2,111,400     3.4%      60,000     60,000    1,991,400     3.2%
Owen Jones(6)..............................  4,271,500     6.7%      60,000     60,000    4,151,500     6.5%
James L. Speros(7).........................  2,439,500     3.9%      60,000     60,000    2,319,500     3.7%

------------------------

*   Less than one percent (1%).

(1) As used in this table, "beneficial ownership" means the sole or shared voting and investment power of common shares. Unless otherwise indicated, each selling shareholder listed below has sole voting and investment power with respect to the common shares indicated as beneficially owned thereby. A person is deemed to have "beneficial ownership" of any common shares that that person has a right to acquire within sixty days of the date of this prospectus. In accordance with Rule 13d-3 of the Exchange Act, any common shares that any selling shareholder has the right to acquire within sixty days of the date of this prospectus are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of that selling shareholder, but have not been deemed outstanding for the purpose of computing the percentage for any other selling shareholder.

(2) Figures stated in this column include a total of 1,531,000 shares issuable within sixty days pursuant to stock options and 5,070,000 shares issuable within sixty days pursuant to share purchase warrants. 1,000,000 of the share purchase warrants were exercised between April 5, 2000 and the date of this prospectus.

(3) With respect to the selling shareholders, it has been assumed that all common shares offered will be sold. Figures stated in this column include 1,531,000 shares issuable within sixty days pursuant to stock options and 2,570,000 shares issuable within sixty days pursuant to share purchase warrants. 1,000,000 of the share purchase warrants were exercised between April 5, 2000 and the date of this prospectus.

(4) MacroSoft eCommerce Partners is a partnership whose principals include one current and one former employee. Figures stated for MacroSoft eCommerce Partners include shares owned by all of the principals of MacroSoft eCommerce partners.

(5) Grant Sutherland is the Chairman of the Board of Directors. Figures stated for Mr. Sutherland prior to the offering include 478,000 shares issuable within sixty days pursuant to stock options and 560,000 shares issuable under share purchase warrants exercisable within 60 days. 500,000 of the share purchase warrants were exercised between April 5, 2000 and the date of this prospectus.

(6) Owen Jones is our President and one of our directors. Figures stated for Mr. Jones prior to the offering include 678,000 shares issuable within sixty days pursuant to stock options and 1,060,000 shares issuable within sixty days pursuant to share purchase warrants.

(7) James Speros is one of our directors. Figures stated for Mr. Speros prior to the offering include 375,000 shares issuable within sixty days pursuant to stock options and 1,060,000 shares issuable within sixty days pursuant to share purchase warrants. 500,000 of the share purchase warrants were exercised between April 5, 2000 and the date of this prospectus.

    The information stated in the table above was provided by the selling shareholders, and is accurate to the best of our knowledge.

    Erica Hughes is the wife of Clive Forth, who provides legal services to us. Otherwise, except as otherwise disclosed above or in documents incorporated by reference in this prospectus, the selling shareholders have not within the past three years had any position, office or other material relationship with our company.

    The selling shareholders may have disposed of shares, or acquired additional shares, since the dates they provided the information stated above. They may also dispose of, or acquire, shares after the date of this prospectus, and may sell all, some, or none of the Shares and Warrant Shares. For these reasons we can only give an estimate (assuming the selling shareholders sell all of their Shares and Warrant Shares) of the number of shares the selling shareholders will own after this offering.

                              PLAN OF DISTRIBUTION

    The prospectus covers the sale of Shares and Warrant Shares by the selling shareholders. It also covers sales by people who receive Shares or Warrant Shares from the selling shareholders by way of gift, pledge, partnership distribution, or other non-sale related transfer. Any distribution of the Shares or Warrant Share may be effected by any of those parties from time to time in one or more of the following transactions:

    - to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale;

    - through brokers, acting as principal or agent, in transactions on the Canadian Venture Exchange, through OTC Bulletin Board quotation service, or on any other market or exchange on which the securities are then listed;

    - directly or through brokers or agents in private sales at negotiated prices;

    - through put or call option transactions, or through short sales of our common shares at market prices prevailing at the time of sale or at negotiated prices; or

    - by any other legally available means.

    Any public offering price and any discount or concessions allowed or paid to underwriters may change from time to time. Sales through an exchange may involve block transactions, special offerings, or exchange distributions, and may take place at market prices prevailing at the time of sale, prices related to such prevailing market prices, negotiated prices, or fixed prices.

    The aggregate proceeds to the selling shareholders from the Shares and Warrant Shares will be the offering price less applicable commissions or discounts, if any. We do not know if the selling shareholders will sell any of the Shares and Warrant Shares.

    The selling shareholders and their underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act. The selling shareholders will be subject to the prospectus delivery requirements because the selling shareholders may be deemed to be "underwriters" within meaning of Section 2(a)(11) of the Securities Act. Sales effected through agents, brokers, or dealers will ordinarily involve payment of customary brokerage commissions, although some brokers or dealers may purchase Shares and Warrant Shares as agents for others or as principals for their own account. The selling shareholders will pay any sales commissions or similar selling expenses applicable to the sale of the Shares and Warrant Shares. A portion of any proceeds of sales and discounts, commissions, or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

    Selling shareholders also may resell all or a portion of the Shares or Warrant Shares:

    - in open market transactions in reliance upon Rule 144 under the Securities Act; or

    - through the Canadian Venture Exchange in reliance on Regulation S to the Securities Act;

    provided they meet the criteria and conform to the requirements of those provisions.

    Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares or Warrant Shares may not simultaneously engage in market activities for our common shares for a period of five business days prior to the commencement of the distribution. In addition, each selling shareholder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Those provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market activities for our common shares.

    At the time a particular offering of securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriters for securities purchased from the selling shareholders, any discounts, commissions and other items constituting compensation from the selling shareholders, and any discounts, commissions, or concessions allowed or paid to dealers. In addition, we will file a supplement to this prospectus upon a selling shareholder notifying us that a donee, pledgee, transferee, or other successor-in-interest intends to sell more than 500 shares.

    In order to comply with the securities laws of certain states, if applicable, the securities will be sold in those jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and the conditions of the exemption have been satisfied.

    We have agreed that we will bear all costs, expenses, and fees in connection with the registration or qualification of the Shares and Warrant Shares under federal and state securities laws (currently estimated to be US$75,000). We and each selling shareholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares or Warrant Shares, including liabilities arising under the Securities Act.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

    The Shares and Warrant Shares are common shares without par value in our capital stock. The holders of our common shares are entitled to receive notice of, attend, and vote at all meetings of our members. The common shares carry one vote per share and have no par value. The holders of the common shares are entitled to receive dividends if, as, and when declared by our board of directors. The common shares carry no pre-emptive rights, conversion rights, redemption provisions, sinking fund provisions, or liability to further calls or assessment. There are no restrictions on the repurchase or redemption of our common shares by us, except under applicable securities laws and to the extent that any such repurchase or redemption would render us insolvent.

    Common shares without par value are the only class of shares authorised under our memorandum of incorporation. As at April 14, 2000, we have 60,055,765 shares issued and outstanding.

                                MATERIAL CHANGES

    Subsequent to our annual report filed April 4, 2000 covering the fiscal year ended December 31, 1999, the following material changes have occurred.

    PRODUCTS

    At the Spring Internet World trade show in Los Angeles (April 5 - 7, 2000) we released Dr. Bean 3.2 and demonstrated Dr. Bean On Call 1.0.

    DR. BEAN 3.2

    Dr. Bean 3.2 represents the current version of our product, and incorporates the following new features.

    MULTI-CHANNEL INTEGRATION

    The multi-channel integration feature is designed to permit companies to integrate all of the principal channels for customer service, including Internet chat, telephone, e-mail, and fax into a single system. Through multi-channel integration, all incoming customer communications, regardless of source, can be put into a single queue, and then routed to individual CSR's according to priorities set by the Dr. Bean user. The multi-channel integration feature can thus be used to ensure that all forms of customer inquiry are dealt with in a similar manner, and that any CSR can respond to any inquiry, regardless of its source.

    The multi-channel integration feature incorporates a "telephony bridge," which has been developed for us under contract by Science Applications International Corp. ("SAIC"). The telephony bridge creates a digitized version of audio telephone calls, to ensure that telephone calls can be processed and distributed in the same manner as other incoming data.

    The multi-channel integration feature also includes a persistent channel session manager, which helps ensure that contact with a customer is not lost through accidental disconnection. For example, if an Internet or telephone connection with a customer is disconnected, Dr. Bean will keep track of the source of the connection, and will re-connect automatically.

    We expect that implementation of the multi-channel integration feature will require a high degree of customization for individual installations, and will be costly and labour intensive. We will likely also have to develop specialized software to adapt the multi-channel integration feature to the telephone switching technologies employed by different customers. At present we have developed software to adapt the multi-channel integration feature to some, but not all, of the telephone switching technologies presently in use in the market place. Owing to the degree of customization required, the sales cycle for systems incorporating multi-channel integration will likely be several months, at least initially. We do not have historical data from which we can estimate the sales cycle accurately, or the extent to which it may accelerate as our technology becomes more developed.

    E-MAIL RESPONSE

    Dr. Bean 3.2 allows CSR's to respond to customers by sending pre-packaged e-mail messages. This feature can be used, for example, to e-mail forms or brochures requested by a customer.

    PROFILING ENGINE

    The profiling engine includes enhancements to the intelligent routing feature, enabling Dr. Bean to assemble and utilize more detailed information on individual customers.

    Dr. Bean 3.2 is presently undergoing final testing and de-bugging.

    The telephony bridge developed by SAIC is also intended to support audio "voice over Internet" communication. That feature is still under development. We do not have a definite timetable for its release.

    DR. BEAN ON CALL 1.0

    Dr. Bean On Call was previously identified as Dr. Bean NG.

    Dr. Bean On Call will permit us (or other companies we license Dr. Bean On Call to) to sell Dr. Bean as a service as opposed to a product. Through
Dr. Bean On Call, companies will be able to receive customer communications through a central server system which we (or a licensee) will establish.
Dr. Bean On Call will thus enable users to enjoy the features and functions offered by Dr. Bean without having to purchase Dr. Bean as a product, and without incurring the resulting system administration and maintenance costs.

    We plan to establish our own call centre for Dr. Bean On Call, and expect that the call centre will be operational by June 30, 2000. We do not yet have specific plans with respect to licensing Dr. Bean On Call to other companies who wish to establish call centres of their own.

    PRIVATE PLACEMENT

    On April 13, 2000 we completed a private placement of 1,104,000 units. Each unit consists of one share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share for a period of two years, commencing April 13, 2000, at a price of US$10.00 per share in the first year or US11.50 per share in the second year. The price of the units was US$10.00 per unit.

    SHARE PURCHASE WARRANTS

    As at April 14, 2000 the following share purchase warrants are outstanding:

    (a) 176,000 share purchase warrants permit the holder to purchase one additional share at a price of $0.40 per share up to December 23, 2000. These warrants were issued on the conversion of special warrants issued on January 7, 1999. Each warrant entitled the holder to purchase one additional share for a period of two years at a price of $0.35 per share in the first year or $0.40 per share in the second year.

    (b) 197,882 share purchase warrants permit the holder to purchase one additional share at a price of US$0.383 per share up to March 26, 2001. These warrants were issued on the conversion of special warrants issued on April 7, 1999. Each warrant entitled the holder to purchase one additional share for a period of two years at a price of US$0.333 per share in the first year or US$0.383 per share in the second year.

    (c) 1,500,000 share purchase warrants permit the holder to purchase one additional share at a price of $0.63 per share up to April 7, 2001. These warrants were issued on the conversion of special warrants issued on April 15, 1999. Each warrant entitled the holder to purchase one additional share for a period of two years at a price of $0.55 per share in the first year or $0.63 per share in the second year.

    (d) 1,570,653 share purchase warrants permit the holder to purchase one additional share at a price of US$1.64 per share up to September 14, 2000 or a price of US$1.89 per share up to September 14, 2001. These warrants were issued on September 14, 1999. Each warrant entitled the holder to purchase one additional share for a period of two years at a price of US$1.64 per share in the first year or US$1.89 per share in the second year.

    (e) 2,500,000 share purchase warrants permit the holder to purchase one additional share at a price of US$1.64 per share up to December 14, 2000 or a price of US$1.89 per share up to December 14, 2001. These warrants were issued on January 21, 2000. Each warrant entitled the holder to purchase one additional share for a period of two years at a price of US$1.64 per share in the first year or US$1.89 per share in the second year. Shares issued pursuant to these warrants will constitute the Warrant Shares qualified for sale by this prospectus.

    (f) 1,104,000 share purchase warrants, issued in the private placement described above, permit the holder to purchase one additional share at a price of US$10.00 per share up to April 14, 2001 or a price of US$11.50 per share up to April 14, 2002.

    Of the share purchase warrants listed above, the following are held by our directors and executive officers.

    (a) Owen Jones holds 1,000,000 of the warrants described in (c) and 60,000 of the warrants described in (e);

    (b) James Speros holds 500,000 of the warrants described in (c) and 60,000 of the warrants described in (e); and

    (c) Grant Sutherland holds 60,000 of the warrants described in (e).

                                 LEGAL MATTERS

    Certain legal matters relating to the legality of the issuance of the Shares and Warrant Shares offered under this prospectus under Canadian law will be passed upon by Swinton & Co., Vancouver, British Columbia.

                                    EXPERTS

    The consolidated financial statements of Sideware Systems Inc. as of December 31, 1999 and December 31, 1998 and for the year ended December 31, 1999, the eight-month period ended December 31, 1998 and the years ended
April 30, 1998 and April 30, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1999 consolidated financial statements contains additional comments for U.S. readers on Canada--U.S. reporting differences with respect to conditions that cause substantial doubt as to our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

         SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our corporate Articles of Incorporation and Exchange, or otherwise, we have been advised that in the opinion of the Commission indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification is against public policy as expressed in the Securities Act. We will be governed by the final judgment of that issue.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SIDEWARE SYSTEMS INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Additional Information................      1

Incorporated Documents................      1

Enforcement of Civil Liabilities......      1

Prospectus Summary....................      2

Risk Factors..........................      3

Special Note Regarding Forward-looking
  Statements..........................      7

Use of Proceeds.......................      8

Selling Shareholders..................      8

Plan of Distribution..................      9

Description of Securities to be
  Registered..........................     11

Material Changes......................     11

Legal Matters.........................     13

Experts...............................     13

SEC Position on Indemnification for
  Securities Act Liabilities..........     14

                             SIDEWARE SYSTEMS INC.

                            5,000,000 COMMON SHARES

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               APRIL   -  , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    We will pay substantially all the expenses incident to the registration, offering and sale of the Shares and Warrant Shares to the public by the selling shareholders other than fees, discounts and commissions of underwriters, dealers or agents, if any, and transfer taxes. Those expenses are estimated as follows:

                                                               AMOUNT(1)
                                                              -----------
                                                              (STATED IN
                                                                US$)
SEC Registration Fee........................................    $ 6,600
Legal Fees and Expenses.....................................     20,000
Accounting Fees and Expenses................................     10,000
Printing Expense............................................     25,000
Miscellaneous Expenses......................................     10,400
                                                                -------
    Total...................................................    $75,000

------------------------

(1) All amounts have been estimated except the SEC registration fee. All of the above expenses will be payable by us.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the Articles of Incorporation of the company, subject to the provisions of the Company Act British Columbia (the "Act"), the directors shall cause the company to indemnify a director or former director of the company and the directors may cause the company to indemnify a director or former director of a corporation of which the company is or was a shareholder and the heirs and personal representatives of any former director against all costs, charges and expenses, including an amount to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director including any action brought by the company. Each director of the company on being elected or appointed shall be deemed to have contracted with the company on the terms of this indemnity.

    Subject to the provisions of the Act, the directors may cause the company to indemnify any officer, employee or agent of the company or of a corporation of which the company is or was a shareholder (notwithstanding that he is also a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as an officer, employee or agent of the company or the corporation. In addition, the company shall indemnify the Secretary or an Assistant Secretary of the company (if he shall not be a full-time employee of the company and notwithstanding that he is also a director) and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the Secretary by the Act or Articles.

    The failure of a director or officer of the company to comply with the provisions of the Act or of the Memorandum or the Articles shall invalidate any indemnity to which he is entitled.

    The directors may cause the company to purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of the company or as a director, officer, employee or agent of any corporation of which the company is or was a shareholder and his heirs or personal representatives against any liability incurred by him as a director, officer, employee or agent.

ITEM 16.  EXHIBITS

    Index to Exhibits

NUMBER                  EXHIBIT
------                  -------
 3.1(1)                 Memorandum of Incorporation dated March 30, 1983

 3.2(1)                 Articles of Incorporation dated March 30, 1983

 3.3(1)                 Special Resolution dated January 12, 1984

 3.4(1)                 Special Resolution dated June 15, 1989

 3.5(1)                 Special Resolution dated September 27, 1990

 3.6(1)                 Special Resolution dated December 18, 1996

 3.7(1)                 Articles of Incorporation

 3.8(1)                 Special Resolution dated January 29, 1998

 4.1(1)                 Escrow Agreement dated June, 1996

 4.2(1)                 Agreement dated November 23, 1998 between the Company and
                          certain warrant holders of the Company

 4.3(1)                 Agreement dated April 14, 1999 between the Company and
                          certain warrant holders of the Company

 4.4(2)                 Agreement dated October 28, 1999 between the Company and
                          certain warrant holders of the Company

 4.5                    2000 Stock Option Plan

 5.1                    Opinion of Swinton & Co., Barristers & Solicitors

10.1(1)                 Operating Agreement between the Company and
                          BrainTech, Inc., dated October 18, 1996

10.2(2)                 Software Development and License Agreement dated
                          September 20, 1999 between the Company and
                          BrainTech, Inc.

10.3(2)                 Software Development License between the Company and
                          Sideware International SRL effective August 27, 1999

10.4(2)                 Research and Development Cost Sharing Agreement between the
                          Company and Sideware International SRL effective
                          August 27, 1999

10.5(2)                 Distribution and Sales Agreement between the Company and
                          Sideware Corp. effective January 1, 1999

10.6(1)                 Assignment of Lease and Modification of Lease Agreement
                          dated August 17, 1998 between HOOPP Realty Inc., Techwest
                          Management Inc., Sideware Systems Inc., and
                          BrainTech, Inc.

10.7(1)                 Lease Agreement dated January 25, 1999 between Sideware
                          Corp. and Elden Investments, LLC with Addendum dated
                          February 8, 1999

10.8(2)                 Agreement between the Company and IBM for participation in the Enterprise Growth Opportunity program

10.9(2)                 Reseller agreement between the Company and Enterprise Soft

10.10(2)                Software license agreement between the Company and ICEsoft
                          AS

10.11(2)                Lease effective as of July 1, 1999 between the Company,
                          Techwest Management Ltd., BrainTech, Inc. and Pacific
                          Centre Leaseholds Ltd.

NUMBER                  EXHIBIT
------                  -------
10.12(2)                Assignment Agreement effective as of July 1, 1999 between
                          the Company, Techwest Management Ltd., BrainTech, Inc.,
                          and SJM Management Ltd.

10.13(2)                Cost Sharing and Allocation Agreement dated October 29, 1999 between the Company and BrainTech, Inc.

10.14(2)                Agreement between the Company and Advanced Contact
                          Solutions Inc.

10.15(2)                Contract Agreement No. SDW001 between the Company and
                          Science Applications International Corp.

10.16(2)                IBM International Independent Software Vendor Agreement

10.17(2)                Distribution and Sales Agreement between Sideware Corp. and
                          Sideware International SRL

10.18(3)                Lease Agreement dated March 6, 2000 between Sideware Corp.
                          and Reston L.L.C.

10.19(3)                Lease Agreement between Sideware Corp. and Sanctuary Park
                          Realty Holding Company

10.20(3)                Sub-Lease Agreement dated January 15, 2000 among San Jose
                          State University Foundation and Sideware Systems Inc.

10.21(3)                Lease Agreement dated February 24, 2000 between CEO
                          Suites, Inc. and Sideware Corp.

21.1(3)                 List of Subsidiaries

23.1                    Consent of KPMG LLP

------------------------

(1) Exhibit already on file -- exhibit to our Form 20-F registration statement filed in May 1999.

(2) Exhibit already on file -- exhibit to our Form F-1 registration statement filed in December 1999.

(3) Exhibit already on file -- exhibit to our Form 20-F registration statement covering the year ended December 31, 1999.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the
                Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Vancouver, British Columbia, on April 14, 2000.

                                                       SIDEWARE SYSTEMS INC.

                                                       By:                 GRANT SUTHERLAND
                                                            ----------------------------------------------
                                                                          W. Grant Sutherland
                                                                  CHAIRMAN OF THE BOARD OF DIRECTORS

                               POWER OF ATTORNEY

    Each person whose individual signature appears below hereby authorizes W. Grant Sutherland, as attorney-in-fact, with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                       TITLE                       DATE
                      ---------                                       -----                       ----
                                                       Director, Chairman of the Board of
                  GRANT SUTHERLAND                       Directors, Principal Financial
     -------------------------------------------         Officer, Principal Accounting       April 14, 2000
                 W. Grant Sutherland                     Officer

                     OWEN JONES                        President, Chief Executive Officer
     -------------------------------------------         and Director (Principal Executive   April 14, 2000
                   Owen L.J. Jones                       Officer)

                   JAMES L. SPEROS
     -------------------------------------------       Director                              April 14, 2000
                   James L. Speros

                     E. A. WHITE
     -------------------------------------------       Director                              April 14, 2000
                   Edward A. White